Certified Services Inc and Subsidiaries
              Unaudited Pro-forma Combined Statements of Operations

Effective April 1, 2003, the Registrant acquired 100% of the outstanding common stock of the ABP Group ("ABP"), ASR Acquisition, Inc. ("ASR"), and Meridian Investment Management, Inc. ("Meridian") from BACE International, Inc. The following pro-forma presentations combine the audited statement of operations for each of the acquired entities for their last fiscal year with that of the Registrant's for 2002, and their unaudited results for the interim period between their respective audit dates and March 31, 2003, with that of the Registrant's for its three months ended March 31, 2003.

In view of the significant differences in the audited fiscal year results of the entities acquired compared to that of their respective subsequent interim period, the Registrant and its independent accountants have begun an investigation of the historical financial statements of each entity. The outcome of such investigation may be material.

                        Three Months Ended March 31, 2003

                                                                                                                    PROFORMA
                                                                                                     PROFORMA       COMBINED
                                           CSRV            ABP             ASR         MERIDIAN     ADJUSTMENTS      COMPANY
                                      ---------------------------------------------------------------------------------------
Revenue                               $ 12,712,527   $  3,347,322    $  5,007,385    $  1,278,627      $--       $ 22,345,861
Cost of Services                         6,798,444      3,438,816       8,091,260       1,281,480       --         19,610,000
                                      ---------------------------------------------------------------------------------------
Gross Profit                             5,914,083        (91,494)     (3,083,875)         (2,853)      --          2,735,861
Operating Expenses
         Compensation & Benefits         1,584,212        324,075       1,278,668          42,228       --          3,229,183
         Marketing & Selling             1,313,231        392,124         541,659         203,363       --          2,450,377
         General & Administrative        2,279,530        493,837       9,094,003         177,344       --         12,044,714
         Interest, net                      19,667              0           8,498          (4,348)      --             23,817
                                      ---------------------------------------------------------------------------------------
           Total Operating Expenses      5,196,640      1,210,036      10,922,828         418,587       --         17,748,091
                                      ---------------------------------------------------------------------------------------
Income before income taxes                 717,443     (1,301,530)    (14,006,703)       (421,440)      --        (15,012,230)
Income taxes                                     0        (17,878)       (514,218)        (53,980)      --           (586,076)
                                      ---------------------------------------------------------------------------------------
Net Income                            $    717,443   $ (1,283,652)   $(13,492,485)   $   (367,460)     $--       $(14,426,154)
                                      =======================================================================================